UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

American Capital, Ltd.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

02503Y103
(CUSIP Number)

December 31, 2012
(Date of Event which Requires Filing
of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Continued on following pages
Page 1 of 16 Pages

CUSIP NO. 02503Y103	Page 2 of 16 Pages

1.	Names of Reporting Persons

Paulson & Co. Inc.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
a.	[X]
b.	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

State of Delaware

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 3,784,700
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		3,784,700

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

3,784,700

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.20%

12.	Type of Reporting Person (See Instructions)

IA

CUSIP NO. 02503Y103	Page 3 of 16 Pages

1.	Names of Reporting Persons

Paulson Advantage Master Ltd.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
a.	[X]
b.	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

0

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.00%

12.	Type of Reporting Person (See Instructions)

CO

CUSIP NO. 02503Y103	Page 4 of 16 Pages

1.	Names of Reporting Persons

Paulson Advantage Plus Master Ltd.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
a.	[X]
b.	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

0

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.00%

12.	Type of Reporting Person (See Instructions)

CO

CUSIP NO. 02503Y103	Page 5 of 16 Pages

1.	Names of Reporting Persons

Paulson International Ltd.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
a.	[X]
b.	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

0

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.00%

12.	Type of Reporting Person (See Instructions)

CO

CUSIP NO. 02503Y103	Page 6 of 16 Pages

1.	Names of Reporting Persons

Paulson Enhanced Ltd.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
a.	[X]
b.	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

0

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.00%

12.	Type of Reporting Person (See Instructions)

CO

CUSIP NO. 02503Y103	Page 7 of 16 Pages

1.	Names of Reporting Persons

Paulson Recovery Master Fund Ltd.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
a.	[X]
b.	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

Cayman Islands

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 3,784,700
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		3,784,700

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

3,784,700

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.20%

12.	Type of Reporting Person (See Instructions)

CO

CUSIP NO. 02503Y103	Page 8 of 16 Pages

1.	Names of Reporting Persons

Paulson Partners L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
a.	[X]
b.	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

State of Delaware

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

0

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.00%

12.	Type of Reporting Person (See Instructions)

PN

CUSIP NO. 02503Y103	Page 9 of 16 Pages

1.	Names of Reporting Persons

Paulson Partners Enhanced, L.P.

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
a.	[X]
b.	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

State of Delaware

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 0
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

0

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

0.00%

12.	Type of Reporting Person (See Instructions)

PN

CUSIP NO. 02503Y103	Page 10 of 16 Pages

1.	Names of Reporting Persons

John Paulson

2.	Check the Appropriate Box If a Member of a Group (See Instructions)
a.	[X]
b.	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization

United States

	5.	Sole Voting Power
Number of Shares		0
Beneficially Owned By Each	6.	Shared Voting Power 3,784,700
Reporting Person With	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power
		3,784,700

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

3,784,700

10.	Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

[   ]

11.	Percent of Class Represented By Amount in Row (9)

1.20%

12.	Type of Reporting Person (See Instructions)

IN

CUSIP NO. 02503Y103	Page 11 of 16 Pages

This Amendment is filed with respect to the shares of the common stock (the “Common Stock”), of American Capital, Ltd., a Delaware corporation (“Issuer”), beneficially owned by the Reporting Persons (as defined below) as of December 31, 2012 and amends and supplements the Schedule 13G filed originally on April 29, 2010 and amended on October 13, 2011 and on February 14, 2012 (collectively, the “Schedule 13G”).  Except as set forth herein, the Schedule 13G is unmodified.

The names of the persons filing this statement on Schedule 13G (the “Reporting Persons”) are:

* Paulson & Co. Inc. (“Paulson & Co”);
* Paulson Advantage Master Ltd. (“Advantage Master”);
* Paulson Advantage Plus Master Ltd. (“Advantage Plus Master”);
* Paulson International Ltd. (“International”);
* Paulson Enhanced Ltd. (“Enhanced Ltd”);
* Paulson Recovery Master Fund Ltd. (“Recovery Master”);
* Paulson Partners L.P. (“Paulson Partners”);
* Paulson Partners Enhanced, L.P. (“Enhanced LP”); and
* John Paulson.

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

Collectively, the Reporting Persons beneficially own 3,784,700 shares of Common Stock representing 1.20% of the outstanding Common Stock of the Issuer.

I.   Advantage Master

(a) Amount individually beneficially owned: 0
(b) Percent of class: 0.00%
(c) Number of shares of Common Stock as to which Advantage Master has:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

II.   Advantage Plus Master

(a) Amount individually beneficially owned: 0
(b) Percent of class: 0.00%
(c) Number of shares of Common Stock as to which Advantage Plus Master has:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

CUSIP NO. 02503Y103	Page 12 of 16 Pages

III.   International

(a) Amount individually beneficially owned: 0
(b) Percent of class: 0.00%
(c) Number of shares of Common Stock as to which International has:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

IV.   Enhanced Ltd.

(a) Amount individually beneficially owned: 0
(b) Percent of class: 0.00%
(c) Number of shares of Common Stock as to which Enhanced Ltd. has:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

V.   Recovery Master

(a) Amount individually beneficially owned: 3,784,700
(b) Percent of class: 1.20%
(c) Number of shares of Common Stock as to which Recovery Master has:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 3,784,700 (See Note 1.)
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 3,784,700 (See Note 1.)

VI.   Paulson Partners

(a) Amount individually beneficially owned: 0
(b) Percent of class: 0.00%
(c) Number of shares of Common Stock as to which Paulson Partners has:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

VII.   Enhanced LP

(a) Amount individually beneficially owned: 0
(b) Percent of class: 0.00%
(c) Number of shares of Common Stock as to which Enhanced LP has:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0

CUSIP NO. 02503Y103	Page 13 of 16 Pages

(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

VIII.   Paulson’s Separately Managed Accounts

(a) Amount individually beneficially owned: 0
(b) Percent of class: 0.00%
(c) Number of shares of Common Stock as to which the Separately Managed Accounts hold:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 0

IX.   Paulson & Co.

(a) Amount beneficially owned: 3,784,700
(b) Percent of class: 1.20%
(c) Number of shares of Common Stock as to which Paulson & Co. holds:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 3,784,700 (See Note 1.)
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 3,784,700 (See Note 1.)

X.   John Paulson

(a) Amount beneficially owned: 3,784,700
(b) Percent of class: 1.20%
(c) Number of shares of Common Stock as to which John Paulson holds:

(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 3,784,700 (See Note 1.)
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 3,784,700 (See Note 1.)

Note 1: Paulson & Co, an investment advisor that is registered under the Investment Advisors Act of 1940, and its affiliates furnish investment advice to Advantage Master, Advantage Plus Master, International, Enhanced Ltd, Recovery Master (collectively, the “Funds”) and separately managed accounts (the “Separately Managed Accounts”).  Paulson & Co is a general partner of Paulson Partners and Enhanced LP.  John Paulson is the controlling person of Paulson & Co.  Each of the Funds and the Separately Managed Accounts may be deemed to have shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares of Common Stock reported in this Schedule 13G with Paulson & Co and John Paulson.

Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended (the “Act”), each of the Reporting Persons declare that the filing of this Schedule 13G shall not be construed as an admission that it or he, for purposes of Section 13(d) or 13(g) of the Act, is the beneficial owner of any securities covered by this Schedule 13G.

CUSIP NO. 02503Y103	Page 14 of 16 Pages

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 10. Certification

By signing below each of the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 02503Y103	Page 15 of 16 Pages

SIGNATURES

After reasonable inquiry and to the best of its or his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2013	PAULSON & CO. INC.

By: /s/ Stuart L. Merzer
Stuart L. Merzer
General Counsel & Chief Compliance Officer

Date: February 14, 2013	PAULSON ADVANTAGE MASTER LTD.
By: Paulson & Co. Inc., as Investment Manager

By: /s/ Stuart L. Merzer
Stuart L. Merzer
General Counsel & Chief Compliance Officer

Date: February 14, 2013	PAULSON ADVANTAGE PLUS MASTER LTD.
By: Paulson & Co. Inc., as Investment Manager

By: /s/ Stuart L. Merzer
Stuart L. Merzer
General Counsel & Chief Compliance Officer

Date: February 14, 2013	PAULSON ADVANTAGE SELECT MASTER FUND LTD.
By: Paulson & Co. Inc., as Investment Manager

By: /s/ Stuart L. Merzer
Stuart L. Merzer
General Counsel & Chief Compliance Officer

Date: February 14, 2013	PAULSON INTERNATIONAL LTD.
By: Paulson & Co. Inc., as Investment Manager

By: /s/ Stuart L. Merzer
Stuart L. Merzer
General Counsel & Chief Compliance Officer

Date: February 14, 2013	PAULSON ENHANCED LTD.
By: Paulson & Co. Inc., as Investment Manager

By: /s/ Stuart L. Merzer
Stuart L. Merzer
General Counsel & Chief Compliance Officer

CUSIP NO. 02503Y103	Page 16 of 16 Pages

Date: February 14, 2013	PAULSON RECOVERY MASTER FUND LTD.
By: Paulson & Co. Inc., as Investment Manager

By: /s/ Stuart L. Merzer
Stuart L. Merzer
General Counsel & Chief Compliance Officer

Date: February 14, 2013	PAULSON PARTNERS L.P.
By: Paulson Advisers LLC, general partner
By: Paulson & Co. Inc., managing member

By: /s/ Stuart L. Merzer
Stuart L. Merzer
General Counsel & Chief Compliance Officer

Date: February 14, 2013	PAULSON PARTNERS ENHANCED L.P.
By: Paulson Advisers LLC, general partner
By: Paulson & Co. Inc., managing member

By: /s/ Stuart L. Merzer
Stuart L. Merzer
General Counsel & Chief Compliance Officer

Date: February 14, 2013	JOHN PAULSON

By: /s/ Stuart L. Merzer
Stuart L. Merzer, as Attorney-in-Fact
for John Paulson